Exhibit 99.2

For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES HAYNESVILLE CARRY AND EARNING AGREEMENT; PROVIDES UPDATE ON OPERATING ACTIVITIES
AND PERFORMANCE GUIDANCE

•	Haynesville agreement provides $87 million of carried drilling costs to de-risk East Texas acreage

•	Eagle Ford shale program results indicate more acreage is in high Btu window; results continue to meet expectations

•	Production guidance range for 2010 increased to 98 - 104 BCFE with no increase in capital budget

DENVER, May 3, 2010 – St. Mary Land & Exploration Company (NYSE: SM) today announces it has entered into a carry and earning agreement (CEA) with a third party that covers a portion of St. Mary’s Haynesville shale position in East Texas.  Additionally, the Company is providing an update of its operational activities and its performance guidance for the remainder of 2010.

MANAGEMENT COMMENTARY

Tony Best, President and CEO, remarked, "The Haynesville agreement we are announcing today allows St. Mary the opportunity to test a significant portion of its East Texas Haynesville position with minimal capital investment.  It also allows us to deploy more capital in the Eagle Ford shale program while not increasing our total capital investment budget for the year.  I am pleased to announce that we are increasing our production forecast for the year to a range of 98 to 104 BCFE, up from a range of 92 to 100 BCFE.  We are executing well on our operational plan for 2010 as we continue to focus on the testing and development of our key resource plays.”

HAYNESVILLE CARRY AND EARNING AGREEMENT

St. Mary has entered into a CEA with a third party that relates only to the Haynesville and Bossier intervals located on roughly 32,000 net acres in East Texas.  The agreement allows the third party to earn 95% of St. Mary’s interest in approximately 8,400 net acres in Shelby County, Texas (the "North Block") and 5% of St. Mary’s interest in approximately 23,400 net acres in Shelby and San Augustine Counties, Texas (the "South Block").  In exchange the Company will be carried in roughly $87 million in drilling and completion costs for horizontal wells planned for the South Block.  St. Mary will be the operator of wells drilled on the South Block.  Once St. Mary has completed the expenditure of the carry amount, the two parties will share all costs on the affected lands in accordance with their respective ownership interests.  St. Mary’s acreage position in the Haynesville shale, adjusted for the CEA, is roughly 32,300 net acres.

EAGLE FORD SHALE

Since the Company's last update provided on its yearend earnings call on February 23, 2010, St. Mary has drilled an additional 10 wells in its operated Eagle Ford shale program resulting in a total of 19 operated wells drilled to date.  Seven (7) of these have been completed, with three (3) of those being completions on the southern Galvan Ranch acreage.  Three (3) wells are waiting on completion.  The production rates of all but one of these recent completions have been intentionally constrained to a limit of 2.5 MMcf/d as part of a pilot to determine how to optimize the program's economic returns and EURs.  Condensate yields from recent wells are consistent with previous results, with condensate yields in the range of 40-60 barrels per MMcf of gas production being seen in the northern parts of the Company's operated acreage.  Additionally, natural gas liquids appear to be more prevalent on our operated acreage than initially believed.  Notably, a well completed in the Galvan Ranch acreage had gas production with Btu content greater than 1,150 BTU per standard cubic foot.  St. Mary had previously assumed that the majority of the Galvan Ranch acreage would be lower BTU gas.  The Company continues to see improvements in its drilling efficiency in the play, as evidenced by the fact that the most recent well in the northern portion of the acreage was drilled in less than 10 days, from spud to rig release.  From a cost perspective, these drilling efficiencies are being offset by increases in the cost to complete the wells.  St. Mary currently estimates wells on its operated acreage can be drilled and completed for between $5.5 and $6.0 million per well.  Two operated rigs are budgeted to run throughout the remainder of 2010 on the Company's operated acreage position.

In the Anadarko Petroleum Corporation operated portion of St. Mary's acreage position, the Company has participated in 15 wells that have been drilled and completed in the program to date.  An additional eight (8) wells in which the Company has a working interest are waiting on completion.  St. Mary is also participating with this operator in the build out of infrastructure in this portion of the play.  Currently, there are four (4) rigs operating in the partner operated portion of the play.

 NIOBRARA

In the Niobrara play in southeastern Wyoming, St. Mary has drilled and set casing on its first horizontal well, the Atlas 1-19H (SM 95% WI),  which is located just south of the Silo Field about 15 miles east of Cheyenne, Wyoming.  The well was drilled to a vertical depth of roughly 8,000 ft and a total measured depth of approximately 12,000 ft.  In this area, the Niobrara is naturally fractured.  To avoid drilling fluid losses the horizontal section was drilled using managed pressure drilling equipment.   As a result, the well produced approximately 13,000 barrels of oil while the lateral was being drilled.  This production of oil while drilling is not unusual for the area, as a number of wells in the Silo Field produced oil while they were being drilled.   St. Mary plans to complete the Atlas 1-19H with a multi-stage hydraulic fracture treatment in May.  The Company has approximately 25,000 net acres leased in the play.

OTHER ACTIVITY

St. Mary has two operated drilling rigs running in the Williston Basin focused on Bakken and Three Forks targets and is also participating in similar programs with operating partners.  Seventeen (17) operated wells targeting the Bakken and Three Forks intervals are planned for 2010.

In the Permian Basin, St. Mary has two operated rigs running that are focused principally on Wolfberry tight oil projects.  The Company is planning to operate or participate with others in the completion of 39 Wolfberry wells during 2010.

St. Mary has completed its first horizontal Granite Wash well in the Mayfield area of western Oklahoma.  The Wester 2-34H (SM 73% WI) is still flowing back load water and has not yet tested to sales.  The well utilized a 10 stage completion.  The well targeted the lower Atokan Skinner interval.  The Company is currently drilling its second horizontal Granite Wash well, which will be a test of the Marmaton B interval.  The Company has 32,000 net acres that are prospective for the Granite Wash, all of which are held by production.  Four (4) operated horizontal Granite Wash completions are planned for 2010.

In the Marcellus shale, the Company has elected to delay the start of its 2010 drilling program until June while completing the construction of sales pipeline infrastructure.  The 2010 program was originally budgeted for four (4) horizontal wells, two (2) of which are obligation wells.  The two (2) discretionary wells may be deferred given current low gas prices.

2010 CAPITAL INVESTMENT BUDGET UPDATE

The CEA announced above allows the Company to preserve valuable acreage in the Haynesville shale while increasing capital investment in its Eagle Ford shale program.  In the Eagle Ford play, additional capital will be deployed primarily in facility and infrastructure projects and in non-operated drilling.  The Company’s updated capital investment budget for 2010 is detailed in the following table:

	Original Capital	Changes	Revised Capital
Exploration & drilling capital		(in $ millions)
Eagle Ford shale	$216	$68	$284
Haynesville shale	89	(82)	7
Permian oil	89		89
Bakken/Three Forks	80		80
Other (incl. Granite Wash, Marcellus shale & Woodford shale)	87	(8)	79
Subtotal	561	(22)	539

Non-drilling capital
Land & seismic	86		86
Facilities	41	22	63
Overhead	37		37
Subtotal	164	22	186

Grand Total	$725		$725

UPDATED PERFORMANCE GUIDANCE

The Company’s updated guidance for 2010 is as follows:

Production
	1Q10A	2Q10E	3Q10E	4Q10E	FY 2010E
Average daily production (MMCFE/d)	285.8	253 – 274	261 – 283	271 – 294	267 – 284
Total production (BCFE)	25.7	23.0 – 25.0	24.0 – 26.0	25.0 – 27.0	97.7 – 103.7

Reported production for the first quarter of 2010 includes over 1 BCFE of production related to non-core properties that were divested during the quarter.

Costs
	2Q10	FY 2010
LOE ($/MCFE)	$1.24 - $1.32	$1.20 - $1.27
Transportation ($/MCFE)	$0.18 - $0.20	$0.20 - $0.22
Production Taxes (% of pre-hedge O&G revenue)	7%	7%

G&A - cash NPP ($/MCFE)	$0.22 - $0.24	$0.22 - $0.24
G&A - other cash ($/MCFE)	$0.53 - $0.55	$0.51 - $0.54
G&A - non-cash ($/MCFE)	$0.19 - $0.21	$0.18 - $0.20
G&A TOTAL ($/MCFE)	$0.94 - $1.00	$0.91 - $0.98

DD&A ($/MCFE)	$2.90 - $3.10	$2.90 - $3.10
Non-cash interest expense ($MM)	$3.4	$13.5
Effective income tax rate range		37% - 37.5%
% of income tax that is current		10%

A summary of the Company’s current hedge position is included in the appendix in the investor relations presentation that will supplement the Company’s earnings call scheduled for May 4, 2010. The presentation can be found in the Investor Relations section of the Company’s website at stmaryland.com.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” “budget,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2009 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

St. Mary Land & Exploration Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. St. Mary routinely posts important information about the Company on its website. For more information about St. Mary, please visit its website at stmaryland.com.